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                                                                     EXHIBIT 8.1

                               September 17, 1997


Kent Electronics Corporation
7433 Harwin Drive
Houston, Texas 77036

Ladies and Gentlemen:

     We have acted as tax counsel for Kent Electronics Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the Company of (i) $30,000,000 aggregate principal amount of Convertible Subordinated Notes Due 2004 (the "Notes") ($34,500,000 aggregate principal amount of the Notes if the Underwriter's over-allotment option is exercised) and
(ii) an indeterminate number of shares of the Company's common stock, without par value, issuable upon conversion of the Notes (the "Conversion Shares"). The terms and conditions of such offering and sale are described in the Registration Statement on Form S-3 (Registration No. 333-34045) filed by the Company with the Securities and Exchange Commission on August 21, 1997, as amended (the "Initial Registration Statement") which is incorporated by reference in the Registration Statement on Form S-3 filed by the Company on September 17, 1997 (the "Registration Statement").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents and instruments: (i) the Registration Statement; (ii) the Initial Registration Statement; (iii) the Form of Indenture proposed to be entered into between the Company, as Issuer, and Texas Commerce Bank National Association, as Trustee, governing the Notes that is incorporated by reference in the Registration Statement (the "Indenture"); and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. Our opinion is based and conditioned upon the initial and continuing accuracy of the facts and the factual matters assumed as set forth in the Initial Registration Statement and the Indenture regarding the offering and terms of the Notes and Conversion Shares issuable upon conversion of the Notes. Our opinion is also based upon existing provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.
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Kent Electronics Corporation
September 17, 1997
Page 2


     Based on the foregoing, we are of the opinion that the discussion and legal conclusions set forth in the Initial Registration Statement under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" are accurate and complete in all material respects and constitute our opinion of the material tax considerations to initial holders of the Notes and shares of Common Stock issuable upon conversion of the Notes.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "LEGAL MATTERS" in the Initial Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                 Very truly yours,



                                 Liddell, Sapp, Zivley,
                                 Hill & LaBoon, L.L.P.